Exhibit 10.2

CONFIDENTIALITY AND NONCOMPETITION AGREEMENT

This Confidentiality and Noncompetition Agreement (the “Agreement”) is made as of October 8, 2012, by and between FAMOUS DAVE’S OF AMERICA, INC., a Minnesota corporation (the “Company”), and John F. Gilbert III (the “Executive”).

W I T N E S S E T H

WHEREAS, the Company desires to employ Executive in accordance with the terms and conditions stated in an employment letter dated as of September 19, 2012, as accepted by Executive on October 8, 2012 (the “Employment Offer Letter”) and this Agreement, the Company would not be willing to employ Executive without Executive’s agreement to comply with the restrictive covenants and other provisions set forth in the Agreement; and

WHEREAS, Executive desires to accept employment with the Company pursuant to such the terms of the Employment Offer Letter and this Agreement.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

CONFIDENTIALITY

Executive acknowledges and agrees that during the term of this Agreement he will have access to various trade secrets and confidential business information (“Confidential Information”) of the Company. Executive agrees that he shall use such Confidential Information solely in connection with his obligations under this Agreement and shall maintain in strictest confidence and shall not disclose any such Confidential Information, directly or indirectly or use such information in any other way during the term of this Agreement or following the termination thereof. Executive further agrees to take all reasonable steps necessary to preserve and protect the Confidential Information. The provisions of this Section shall not apply to information which (i) was in possession of an Executive prior to receipt from the Company, or (ii) is or becomes generally available to the public other than as a result of a disclosure by the Company, its directors, officers, employees, agents or advisors, or (iii) becomes available to Executive from a third party having the right to make such disclosure.

ARTICLE II

NON-COMPETITION

Executive agrees that, on or before the date which is two (2) years after the date Executive’s employment under this Agreement terminates, he will not, unless he receives the prior approval of the Board, directly or indirectly engage in any of the following actions:

(a) Own an interest in (except as provided below), manage, operate, join, control, lend money or render financial or other assistance to, or participate in or be connected with, as an officer, employee, partner, stockholder, consultant or otherwise, any entity whose primary business is the retail sale of barbequed food. However, nothing in this subsection shall preclude Executive from holding (i) less than one percent (1%) of the outstanding capital stock of any corporation required to file periodic reports with the Securities and Exchange Commission under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, the securities of which are listed on any securities exchange, quoted on the National Association of Securities Dealers Automated Quotation System or traded in the over-the-counter market, or (ii) holding an interest in the restaurant concepts which Executive was involved with in the last year preceding the date of this Agreement.

(b) Intentionally solicit, endeavor to entice away from the Company, or otherwise interfere with the relationship of the Company, any person who is employed by or otherwise engaged to perform services for the Company (including, but not limited to, any independent sales representatives or organizations), whether for Executive’s own account or for the account of any other individual, partnership, firm, corporation or other business organization.

If the scope of the restrictions in this section are determined by a court of competent jurisdiction to be too broad to permit enforcement of such restrictions to their full extent, then such restrictions shall be construed or rewritten (blue-lined) so as to be enforceable to the maximum extent permitted by law, and Executive hereby consents, to the extent he may lawfully do so, to the judicial modification of the scope of such restrictions in any proceeding brought to enforce them.

ARTICLE III

INTELLECTUAL PROPERTY

In consideration of the Company’s employment of Executive hereunder, Executive acknowledges that any and all patents, licenses, copyrights, trade names, trademarks, assumed names, service marks, promotional/marketing/advertising campaigns, designs, logos, slogans, computer software and other intellectual property developed, conceived or created by Executive in the course of his employment by the Company, either individually or in collaboration with others, and whether or not during normal working hours or on the premises of the Company (collectively, “Developments”) shall be, as between the Company and Executive, the sole and absolute property of the Company and Executive agrees that he will at the Company’s request and cost take whatever action is necessary to secure the rights thereto by patent, copyright, assignment or otherwise to the Company. Executive agrees to make full and prompt disclosure to the Company of all such Developments arising during the term of this Agreement.

ARTICLE IV

EMPLOYMENT; SEVERANCE

4.1 Employment. Executive is employed by the Company on an at-will basis, meaning that either party may terminate the relationship at any time, for any lawful reason.

4.2 Termination of Employment.

(a) Termination for Cause. The Company may terminate the employment of Executive at any time for Cause (such termination being herein called a “Termination for Cause”). For the purposes of this Agreement, “Cause” will include the following:

(i) Executive’s dishonesty involving or affecting the Company, or any misappropriation of the funds or property of the Company;

(ii) Executive’s conviction of a crime that constitutes (1) a felony, (2) a misdemeanor involving moral turpitude or (3) criminal conduct which has, or could reasonably be expected to have, an adverse effect on the Company, its business, reputation or interests;

(iii) Breach of any written agreement between Executive and the Company or to which the Company and Executive are Parties, or a breach by Executive of any fiduciary duty or responsibility to the Company;

(iv) The refusal of Executive to follow the reasonably assigned duties or comply with the policies and directives of the Company if not cured within thirty (30) days following written notice by the Company;

(v) The misconduct, failure or negligence of Executive in the performance of his duties if not cured within thirty (30) days following written notice by the Company; or

(vi) Use of alcohol or drugs which interferes with the performance of Executive’s obligations or duties under this Agreement; or any use of illegal drugs.

(b) Termination Without Cause. The Company may terminate Executive’s employment for any legal reason at any time, without notice (“Termination without Cause”).

(c) Effect of Termination.

(i) Termination by the Company Without Cause. If Executive is terminated without Cause by the Company, and other than as a result of Executive’s death or disability (which termination will be governed by Section 4.2(c)(iv) below), (A) Executive will be entitled to receive severance pay (“Severance”) in an amount equal to eighteen (18) months of his annualized base salary at the time of termination (excluding any bonuses), and (B) the Company will pay that portion of Executive’s premium for group medical and dental insurance that it paid at the time of Executive’s separation from service, as contemplated by Section 4.4 below (“Insurance Benefits”). If Executive commences employment or receives an offer of employment during the period in which Severance payments are made, Executive has an affirmative obligation to inform the Company and the Company shall receive a dollar-for-dollar credit against its Severance payment obligations hereunder with respect to compensation and benefits (other than customary insurance benefits) received by Executive in his new employment. For purposes of this Section 4.2(c), the “Outside Payment Date” shall mean March 15 of the calendar year following the year in which termination of employment under this Section 4.2(c) occurs.

(ii) Termination by the Company for Cause. Upon the termination of Executive’s employment pursuant to a Termination for Cause, Executive will be entitled to receive only Executive’s annualized base salary (pro rata) through the date of Executive’s termination. If Executive is terminated for Cause, he will not be entitled to any Severance payments or Insurance Benefits (as detailed in Section 4.2(c)(i) of this Agreement) from the Company.

(iii) Voluntary Termination. If the Executive voluntarily terminates Executive’s employment with the Company, for any reason, Executive will be entitled to receive Executive’s annualized base salary (pro rata) through the date of Executive’s termination. Except as provided in Section 4.2(c)(v) of this Agreement, if Executive terminates his employment with the Company, for any reason, Executive will not be entitled to the Severance payments or Insurance Benefits (detailed in Section 4.2(c)(i) of this Agreement) from the Company. If the Company receives notice from the Executive of his intent to leave the Company and the Company elects to immediately end the employment relationship, Executive will not be entitled to any Severance payments or Insurance Benefits (as detailed in Section 4.2(c)(i) of this Agreement) from the Company.

(iv) Death or Disability of Executive. If Executive dies or becomes disabled during the term of his employment with the Company, Executive will be entitled to receive his annualized base salary (pro rata) through the termination date of his employment. Executive will be considered “disabled” if by reason of any mental, sensory, or physical impairment, Executive is unable to perform the essential functions of Executive’s duties hereunder with or without reasonable accommodation, or any such accommodations would impose an undue hardship on the Company’s business. If Executive’s employment is terminated due to death or disability, Executive will not be entitled to any Severance payments or Insurance Benefits (as detailed in Section 4.2(c)(i) of this Agreement) from the Company.

(v) Change of Control. In lieu of any other benefits payable under this Agreement, if Executive is terminated by the Company without Cause, Executive’s employment is terminated as a result of his death or disability, or Executive voluntarily terminates his employment, in each case within the Election Period (as defined below), (A) Executive will be entitled to receive Severance pay in an amount equal to eighteen (18) months of his annualized base salary at the time of termination (excluding any bonuses), (B) Executive will be entitled to receive the full (100% of “target” bonus) amount of Executive’s performance based cash bonus under the Company’s executive bonus plan bonus for the year in which such Change of Control occurs (“Incentive Bonus”), and (C) the Company will pay that portion of Executive’s premium for group medical and dental insurance that it paid at the time of Executive’s separation from service as contemplated by Section 4.4 below. If Executive commences employment with another employer or receives an offer of employment during the period in which any Severance or Incentive Bonus payments are made, Executive has an affirmative obligation to inform the Company and the Company shall receive a dollar-for-dollar credit against its Severance and Incentive Bonus payment obligations thereafter payable hereunder with respect to compensation and benefits (other than customary insurance benefits) received by Executive in his new employment during such 18 month period.

4.3 Timing of Payments. Severance will be paid out in installments over the eighteen (18) month period following Executive’s “separation from service” (as defined under Section 409A of the Internal Revenue Code of 1986, as amended) (“Code Section 409A”) in accordance with the Company’s regular payroll, subject to the provisions of Code Section 409. Incentive Bonus shall only be paid following the Executive’s separation from service with the Company and shall be determined in accordance with the Company’s regular bonus payment practices, subject to the provisions of Code Section 409A. Without limiting the generality of the preceding sentence, and except as otherwise provided herein, payments of the Incentive Bonus for the year in which a Change of Control occurs shall be due and payable at the same times as they otherwise would be due in accordance with the Company’s regular bonus payment practices. Notwithstanding anything herein to the contrary, (a) if at the time of the Executive’s termination of employment with the Company the Company’s common stock is publicly traded (as determined under Code Section 409A), (b) the Executive is a “specified employee” (as determined under Code Section 409A), and (c) any portion of the amounts payable under Section 4.2(c)(i) or 4.2(c)(v) above would exceed the sum of the applicable limited separation pay exclusions as determined pursuant to Code Section 409A, then payment of the excess amount shall be delayed until the first regular payroll date of the Company following the six month anniversary of the date of Executive’s separation from service (or, if earlier, the date of his death), and shall include a lump sum equal to the aggregate amounts that Executive would have received had payment of this excess amount commenced following the date of Executive’s separation from service as provided in Sections 4.2(c)(i) or (4.2(c)(v)) above.

4.4 Insurance Benefits. Pursuant to federal and state law, Executive may, for a period of up to eighteen (18) months, as and to the extent provided under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) (such period is referred to as the “COBRA Eligibility Period”), continue the group medical and dental insurance coverage previously provided to Executive by the Company. As additional consideration for Executive’s promises herein, if Executive timely elects COBRA continuation coverage and maintains such COBRA coverage, the Company will pay that portion of the premium for group medical and dental insurance that the Company paid at the time of Executive’s separation from service, with the remainder to be paid by Executive, through the earlier of (i) the expiration of the COBRA Eligibility Period or earlier termination of COBRA continuation coverage, or (ii) Executive commencing employment with a new employer and becoming eligible for coverage under a group health plan that would permit the Company to terminate COBRA continuation coverage (hereinafter “COBRA Payment Termination Date”). If and to the extent that Executive is eligible and desires to maintain COBRA continuation coverage from and after the COBRA Payment Termination Date, Executive will be required to pay the entire premium for such benefits for any portion of the remainder of Executive’s COBRA Eligibility Period in order to retain such coverage.

4.5 Conditions of Payment. Notwithstanding anything herein to the contrary, any Severance, Incentive Bonus or Insurance Benefits described in this Article IV shall be made available to Executive if and only if Executive has executed and delivered to the Company a general release in form and substance reasonably satisfactory to the Company (the “Release”) within fourteen (14) days following termination of employment and has not revoked the Release as of the expiration of all applicable revocation periods, and only so long as Executive has not breached the provisions of the Release, has not breached the provisions of Articles I, II or III, and has not applied for unemployment compensation chargeable to the Company or any affiliates.

4.6 Withholding. The Company shall withhold from all amounts payable to Executive under this Agreement all applicable federal, state and local income taxes, Social Security contributions and such other payroll taxes and deductions as may be required by law.

4.7 Definitions. For purposes of this Article 4:

(a) “Change of Control” shall mean the occurrence of any of the following events: (A) any person or group of persons becomes the beneficial owner of thirty-five percent (35%) or more of any equity security of the Company entitled to vote for the election of directors; (B) a majority of the members of the board of directors of the Company is replaced within the period of less than two (2) years by directors not nominated and approved by the board of directors; or (C) the stockholders of the Company approve an agreement to sell or otherwise dispose of all or substantially all of the Company’s assets (including a plan of liquidation) or to merge or consolidate with or into another corporation except for a merger whereby the stockholders of the Company prior to the merger own more than fifty percent (50%) of the equity securities entitled to vote for the election of directors of the surviving corporation immediately following the merger;

(b) “Election Period” shall mean the period commencing upon a Change of Control and ending on the earlier of the six (6) month anniversary of such Change of Control or fifteen (15) calendar days prior to the Outside Payment Date; and

(c) “Outside Payment Date” shall mean March 15 of the calendar year following the year in which a Change of Control occurs.

ARTICLE V

MISCELLANEOUS

5.1 Remedies. Executive acknowledges that the Company’s remedy at law for any breach or threatened breach by Executive of Articles I, II and III will be inadequate. Therefore, the Company shall be entitled to injunctive and other equitable relief restraining Executive from violating those requirements, in addition to any other remedies that may be available to the Company under this Agreement or applicable law.

5.2 Prior Agreements. This Agreement and the Employment Offer Letter contain the entire understanding of the parties with regard to all matters contained herein. There are no other agreements, conditions or representations, oral or written, expressed or implied relating to such matters. This Agreement supersedes any prior agreements relating to the payment of severance to Executive by the Company.

5.3 Assignment. This Agreement shall be binding upon, and shall inure to the benefit of, the parties and their respective successors, assigns, heirs and personal representatives and any entity with which the Company may merge or consolidate or to which the Company may sell substantially all of its assets, provided that this Agreement may not be assigned by Executive.

5.4 Governing Law. Because (a) Company is a Minnesota company with its principal place of business in Minnesota, (b) many of Company’s significant contracts are governed by Minnesota law, and (c) it is mutually agreed that it is in the best interests of Company customers, vendors of the Company, and employees that a uniform body of law consistently interpreted be applied to the relationships that Company has with other such persons and entities, this Agreement is deemed entered into in the State of Minnesota between Company and Executive. The substantive laws of Minnesota and the exclusive jurisdiction and venue of the courts of Minnesota will be applicable hereto on the terms and conditions of this Section.

5.5 Section Headings; Gender; Number. The article and section headings in this Agreement are for convenience only; they form no part of this Agreement and will not affect its interpretation. Words used herein, regardless of the number and gender specifically used, will be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

5.6 Amendment. This Agreement may be amended only in writing, signed by both parties.

5.7 Notices. Unless otherwise provided herein, any notice, request, instruction or other document to be given hereunder by any party to any other party shall be in writing and shall be deemed to have been given (a) upon personal delivery, if delivered by hand, (b) three (3) days after the date of deposit in the mails, postage prepaid, if mailed by certified or registered mail, or (c) the next business day if sent by facsimile transmission (if receipt is electronically confirmed) or by a prepaid overnight courier service, and in each case at the respective addresses or numbers set forth below or such other address or number as such party may have fixed by notice:

If to the Company, to:

Famous Dave’s of America, Inc.

12701 Whitewater Drive, Suite 200

Minnetonka, MN 55343

Attention: Chairman of the Board

If to Executive, to:

John F. Gilbert III

3 Greengate Rd.

Woodstock, VT 05091

or to such other addresses as either party may designate in writing to the other party from time to time.

5.8 Survival. The provisions of Articles I, II, III, IV and Sections 5.1, 5.2, 5.4, 5.5, 5.7, 5.8, 5.10, 5.11, and 5.14 shall survive any termination of Executive employment with the Company or any termination of this Agreement.

5.9 Waiver of Breach. Any waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

5.10 Severability. If any one or more of the provisions (or portions thereof) of this Agreement shall for any reason be held by a final determination of a court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions (or portions of the provisions) of this Agreement, and the invalid, illegal or unenforceable provisions shall be deemed replaced by a provision that is valid, legal and enforceable and that comes closest to expressing the intention of the parties hereto.

5.11 Arbitration. Subject to Section 5.1, any controversy or claim arising out of or relating to this Agreement or the breach of this Agreement shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and a judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction. The arbitration award shall be subject to review only in the manner provided in the Uniform Arbitration Act as adopted in Chapter 572, Minnesota Statutes, as the Act is amended at the time of submission of the issue to arbitration. The arbitrator(s) shall have the authority to award the prevailing party its costs and reasonable attorneys’ fees which shall be paid by the non-prevailing party. In the event the parties hereto agree that it is necessary to litigate any dispute hereunder in a court, the non-prevailing party shall pay the prevailing party its costs and reasonable attorneys’ fees.

5.12 No Conflict. Executive represents and warrants that he is not subject to any agreement, instrument, order, judgment or decree of any kind, or any other restrictive agreement of any character, which would prevent him from entering into this Agreement or which would be breached by Executive upon his performance of his duties pursuant to this Agreement.

5.13 Counterparts. This Agreement may be executed in counterparts, but each of these counterparts shall, for all purposes, be deemed to be an original, but both counterparts shall together constitute one and the same instrument.

5.14 Compliance with Code Section 409A. To the extent any provision of this Agreement may be deemed to provide a benefit to Executive that is treated as non-qualified deferred compensation pursuant to Code Section 409A, such provision shall be interpreted in a manner that qualifies for any applicable exemption from compliance with Code Section 409 or, if such interpretation would cause any reduction of benefit(s), such provision shall be interpreted (if reasonably possible) in a manner that complies with Code Section 409A and does not cause any such reduction. To the extent required by Code Section 409A, references herein to the Executive’s “termination of employment” shall refer to the Executive’s “separation from service” (within the meaning of Code Section 409A) with the Company (as defined to include any affiliates required to be taken into account for that definition of separation from service).

Signature Page Follows

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

FAMOUS DAVE’S OF AMERICA, INC.:

By:	/s/ Dean A. Riesen
Name: Dean A. Riesen
Title: Chairman of the Board

/s/ John F. Gilbert III
John F. Gilbert III